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                                                                    Exhibit 99.1


For immediate release
Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B)


                           Travelers Property Casualty
        Reports Preliminary Estimate Of Second Quarter Catastrophe Losses


HARTFORD, Conn. - May 22, 2003 - Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) announced today that its preliminary estimate for catastrophe losses from severe storms during the second quarter through May 21 is approximately $78.0 million, after reinsurance and tax.

This estimate includes net losses of approximately $45.0 million in Personal Lines and approximately $33.0 million in Commercial Lines. For the full prior year quarter, catastrophes losses, after reinsurance and tax, were $14.3 million all of which were attributable to Personal Lines.

Management's estimate of full year net and operating income is being adjusted to the range of $1.65 billion to $1.75 billion from the previous range of $1.7 billion to $1.8 billion. The new estimate is based on various assumptions, which include no further net charges for prior year reserve development, no asbestos incurrals, and, for the remainder of the year, a normal level of catastrophe losses and no significant net realized investment gains or losses.

"This has been among the most active quarters for catastrophe events on record," said Douglas G. Elliot, Chief Operating Officer. "We have had more than 150 claim specialists and three of our catastrophe vans, which serve as mobile claim headquarters, in the affected areas helping our customers get their lives and businesses back on track."

Catastrophe losses in the quarter resulted from hail and ice storms in New York, Texas and mid-western states in April, followed, in May, by tornados and hailstorms principally in Alabama, the Carolinas, Colorado, Georgia, Kansas, Kentucky, Illinois, Indiana, Missouri, Nebraska, Ohio, Oklahoma, Tennessee, and Texas.

                                      # # #

About Travelers Property Casualty

Travelers Property Casualty (NYSE: TAP.A and TAP.B) is a leading provider of a wide range of insurance products. Travelers is the third largest commercial lines insurer, providing a broad range of insurance products including workers compensation, integrated disability, property, liability, specialty lines, surety bonds, inland/ocean marine, and boiler and machinery. The company is the second largest writer of homeowners and auto insurance through independent agents. For more information on Travelers products, see www.travelers.com.


SUBJECT: TAPA, TAPB, TAP.A, TAP.B, TAPa, TAPb, TAP.a, TAP.b, TAP/A, TAP/B, TAP/a, TAP/b



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CONTACTS
Media:                  Institutional Investors:           Individual Investors:
Keith Anderson          Maria Olivo                        Marc Parr
860/954-6390            860/277-8330                       860/277-0779

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Specifically, we have forward-looking statements about our results of operations, financial condition, liquidity, catastrophe losses for the 2003 second quarter to date, and the sufficiency of our asbestos reserves.

Many risks and uncertainties may impact the matters addressed in these forward-looking statements. Actual results may differ materially from those expressed or implied. In particular, the catastrophe losses for the 2003 second quarter to date may exceed our preliminary estimate. The sufficiency of our asbestos reserves, as well as our results of operations, financial condition and liquidity, to the extent impacted by the sufficiency of our asbestos reserves, is subject to a number of potential adverse developments including, among others, the willingness of parties, including the Company, to settle disputes, the impact of aggregate policy coverage limits, and the impact of bankruptcies of various asbestos producers and related businesses.

Some of the other factors that could cause actual results to differ include, but are not limited to, the following: our inability to obtain price increases due to competition or otherwise; the performance of the Company's investment portfolios, which could be adversely impacted by adverse developments in U.S. and global financial markets, interest rates and rates of inflation; weakening U.S. and global economic conditions; insufficiency of, or changes in, loss reserves; the occurrence of catastrophic events, both natural and man-made, including terrorist acts, with a severity or frequency exceeding the Company's expectations; exposure to, and adverse developments involving, environmental claims and related litigation; adverse changes in loss cost trends, including inflationary pressures in medical costs and auto and home repair costs; developments relating to coverage and liability for mold claims; the effects of corporate bankruptcies on surety bond claims; adverse developments in the cost, availability and/or ability to collect reinsurance; the ability of the Company's subsidiaries to pay dividends to the Company; adverse outcomes in legal proceedings; judicial expansion of policy coverage and the impact of new theories of liability; larger than expected assessments for guaranty funds and mandatory pooling arrangements; a downgrade in the Company's claims-paying and financial strength ratings; the loss or significant restriction on the Company's ability to use credit scoring in the pricing and underwriting of Personal Lines policies; and amendments to, and changes to the risk-based capital requirements. For more information about these and other factors that may affect the Company, please refer to the information under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations - Outlook" and "- Forward-Looking Statements" in the Travelers Annual Report on Form 10K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.